Pricing Supplement Dated January 26, 1996                   Rule 424(b)(3)
(To Prospectus Dated October 20, 1995)                      File No. 33-63463

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Morgan Stanley
Principal Amount:            $150,000,000
Agent's Discount
  or Commission:             $262,500
Net Proceeds to Company:     $149,737,500
Initial Interest Rate:       5.25% fixed for first year.  First floating
                             reset date is 1/30/97.
Issue Date:                  1/30/96
Maturity Date:               1/30/98
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
	/ /  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           /X/ Other - fixed rate


      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750


Interest Reset Dates:   Each January 30, April 30, July 30, October 30.
                        The first interest reset date will be
                        January 30, 1997.  The final reset date will be
                        October 30, 1997.
Interest Payment Dates: Fixed payments - July 30, 1996 and January 30, 1997. Floating payments - April 30, July 30, October 30, and
                        January 30, commencing April 30, 1997 and ending
                        January 30, 1998.
Index Maturity:         3 Months
Spread (+/-):           +.07%

Day Count Convention:
      /X/ Actual/360 for the period from  1/30/97 to 1/30/98
      / / Actual/Actual for the period from  / /   to  / /
      /X/ 30/360 for the period from 1/30/96 to 1/30/97

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.



Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry                / /  Certificated